EXHIBIT 3.6

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ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

BRIGHT MOUNTAIN HOLDINGS, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act of the State of Florida (the “FBCA”), the undersigned Chief Financial Officer of Bright Mountain Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the laws of the State of Florida and bearing Document Number P10000050881, does hereby certify:

FIRST:

The Board of Directors approved the following amendment to the Corporation’s Amended and Restated Articles of Incorporation by a unanimous written consent on June 23, 2014 pursuant to Section 607.0821 of the FBCA, and recommended that the Corporation’s shareholders approve such amendment.

SECOND:

The holders of a majority of the Corporation’s issued and outstanding common stock, representing its sole class of voting securities, approved the following amendment to the Corporation’s Amended and Restated Articles of Incorporation by written consent on June 23, 2014 pursuant to Section 607.0704 of the FBCA.  The number of votes cast by the majority shareholders was sufficient for approval.

THIRD:

Article I of the Corporation's Amended and Restated Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

ARTICLE I

NAME

The name of the Corporation is Bright Mountain Acquisition Corporation.

FOURTH:

The effective date of these Articles of Amendment shall be July 29, 2014.

IN WITNESS WHEREOF, the undersigned duly authorized officer has executed these Articles of Amendment as of July 10, 2014.

Bright Mountain Holdings, Inc.

By:	/s/ Annette Casacci
Annette Casacci Chief Financial Officer

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